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                                                                      EXHIBIT 99

[LOGO]   INTERNATIONAL                                              NEWS RELEASE
         TECHNOLOGY
         CORPORATION                                      Corporate Headquarters
                                                          2790 Mosside Boulevard
                                           Monroeville, Pennsylvania  15146-2792
                                                                    412-372-7701
                                                               Fax: 412-373-7135


       International Technology Corporation An OHM Corporation Announce
                               OHM Board Changes

        PITTSBURGH, March 4 /PRNewswire/ -- International Technology Corporation (NYSE: ITX) ("IT") and OHM Corporation (NYSE: OHM) ("OHM") announced today that the OHM Board of Directors has been reconstituted in accordance with the terms of the Agreement and Plan of Merger dated as of January 15, 1998 among IT, OHM and IT-Ohio, Inc. a subsidiary of IT, pursuant to which IT is acquiring OHM in a two-step transaction comprised of a cash tender offer and a merger. IT-Ohio consummated its cash tender offer for OHM common stock on February 25, 1998, and acquired 13,933,000 shares in the tender offer. As a result of the tender offer and the concurrent repurchase by OHM by approximately 2,535,000 shares of OHM common stock from a principal shareholder, IT now owns approximately 54% of the outstanding shares of OHM stock. IT intends to complete the merger of IT-Ohio into OHM shortly in accordance with the terms of the merger agreement.
        Pursuant to the merger agreement, the OHM Board now consists of five members, three of whom are representatives of IT and two of whom are continuing directors of OHM. Messrs. Anthony J. DeLuca, Daniel A. D'Aniello and Philip B. Dolan have been appointed to the OHM Board as IT representatives. Messrs. Richard W. Pogue and Charles W. Schmidt remain on the OHM Board as well. In conjunction with the Board change, Mr. DeLuca was appointed as chairman of the board, president and chief executive officer of OHM.
        Anthony J. DeLuca said, "We are encouraged by the positive response to the merger from our associates, clients and shareholders. We have launched an aggressive integration process to ensure a smooth transition."
        IT is a leading global environmental infrastructure solutions firm. IT provides a full range of technology-driven, value-added consulting, engineering and construction capabilities through a network of more than 40 offices in the U.S. and select international locations.
        OHM is a leading diversified services firm, providing a broad range of outsourced services for governmental and private sector clients. OHM has worked at 300 military bases on projects for the U.S. Army Corps of Engineers, the U.S. Department of the Navy and Air Forces as well as projects for the U.S. Environmental Protection Agency and the Department of Energy. Private sector clients include those in petroleum, chemical, transportation and general manufacturing.

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        Statements contained in this press release which are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 that involve risk and uncertainties, including the integration of IT and OHM operations, projected financial results, general economic conditions, funding of backlog, the effects of the Company's restructuring and industry-wide market factors. The Company's actual results could differ materially from those projected in such forward-looking statements as a result of the above and other factors.
SOURCE  International Technology Corporation
 -0-                                03/04/98
        /CONTACT: Richard R. Conte or Harry J. Soose of International Technology, 412-372-7701, or Pamela K. M. Beall, 419-425-6002, or Grace Protos of MacKenzie Partners, 800-322-2885/
        (ITX OHM)


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